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Exhibit 99.1

CHATTEM, INC. ANNOUNCES COMPLETION OF
SELSUN BLUE ACQUISITION

        Chattanooga, Tenn.—March 28, 2002—Chattem, Inc.    (NASDAQ: CHTT), a leading marketer and manufacturer of branded consumer products, announced today completion of its previously announced acquisition of Selsun Blue® for $75 million cash from Abbott Laboratories (NYSE: ABT). The acquisition was financed from the Company's cash of approximately $35 million and proceeds from a new $60 million credit facility provided by Bank of America.

        Chattem, Inc. is a leading marketer and manufacturer of branded consumer products including health, beauty and skin care products. The Company's products target niche market segments and are among the market leaders in their respective categories across food, drug and mass merchandisers. OTC health care products include: the Gold Bond® line of medicated powders, creams and lotions; topical analgesics, including Icy Hot®, Flexall®, Sportscreme®, Aspercreme®, Arthritis Hot®, Capzasin-P® and Capzasin-HP®; menstrual internal analgesics Pamprin® and Premsym®; and Herpecin-L® lip balm. Skin and beauty care brands include: Mudd® facial masques, pHisoderm® acne and facial washes, Sun-In® hair lightener, Ultra Swim® shampoo and conditioner and Bull Frog® sunscreen products. Nutritional supplements include: the Sunsource® brand including Garlique, Rejuvex, Propalmex, New Phase and Omnigest-EZ. Chattem also markets Dexatrim Natural®, Dexatrim Results® and Ephedrine-free Dexatrim Natural and Dexatrim Results for appetite suppression. Chattem conducts a portion of its global business through subsidiaries in the United Kingdom and Canada.

Company Contacts:	Alec Taylor President & Chief Operating Officer 423/821-2037, ext. 281
Scott Sloat Controller 423/821-2037, ext. 472

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  Exhibit 99.1
CHATTEM, INC. ANNOUNCES COMPLETION OF SELSUN BLUE ACQUISITION